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                                    EXHIBIT 2.4(e)

                       Deed of Covenant dated September 3, 1996 between SITEL Corporation and the Mitre selling stockholders (conformed copy)


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                                                                  CONFORMED COPY

                                   3 SEPTEMBER 1996





                                   THE COVENANTORS



                                  SITEL CORPORATION



                            ------------------------------

                                     TAX COVENANT

                            ------------------------------


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                                   DEED OF COVENANT

A DEED made on 3 September 1996

BETWEEN:

THE PERSONS whose names are listed in Schedule 1 of this Deed (each a COVENANTOR and together THE COVENANTORS); and

SITEL CORPORATION whose registered office is at 13215 Birch Street, Suite 100, Omaha, NE 68164 (THE PURCHASER);

WHEREAS:

(A) By an agreement dated 6 June 1996 made between the Covenantors and the Purchaser, as amended by an Amendment Agreement dated 26 July 1996, (THE SHARE PURCHASE AGREEMENT), the Purchaser agreed to purchase the Shares (as therein defined).

(B) Article 2 of the Share Purchase Agreement provides that the Covenantors will deliver at Completion (as therein defined) a duly executed deed of covenant in the form of this Deed.

THIS DEED WITNESSES as follows:

INTERPRETATION

1.1 Words and expressions defined in or for the purposes of the Share Purchase Agreement and the Schedules thereto shall, except where expressly defined in this Clause 1 or otherwise herein or where the context otherwise requires, have the same meanings in this Deed.

1.2      The following definitions shall have the following meanings:

EVENT includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

RELIEF includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any other saving of tax, and:

(a) any reference to the USE or SET OFF of relief shall be construed accordingly and shall include use or set off in part; and


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(b)      any reference to the LOSS of a relief shall include the absence or non-existence of any such relief, or to such relief being available only in a reduced amount;

REPAYMENT OF TAX includes any repayment supplement or interest in respect of tax, and any reference to LOSS of a right to repayment of tax includes its non-existence, reduction or cancellation and to SET OFF shall include a set off in part;

TAX includes (without limitation) corporation tax, advance corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions, stamp duty, stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any tax authority, and any payment whatsoever which the Company or any Subsidiary may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company or any Subsidiary has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company, any Subsidiary or any other person and of whether any amount in respect of any of them is recoverable from any other person;

TAX AUTHORITY means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

TAX CLAIM means the issue of any notice, demand, assessment, letter or other document by or on behalf of any tax authority or the imposition (or any document referring to the possible imposition) of any withholding of or on account of tax, from which it appears that a tax liability will be imposed on the Company or any Subsidiary;

TAX LIABILITY means both a liability of the Company or any Subsidiary to make or suffer an actual payment of tax (or an amount in respect of tax) and also:

(a) the loss, or the use or set off against income, profits or gains earned, accrued or received on or before Completion Date, of any relief which arises or would but for such loss have arisen in respect of an event occurring or period ending on or before Completion which would (were it not for the said loss, use or set off) have been available to the Company or any Subsidiary following Completion and which was taken into


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         account in computing the provision for deferred tax in the Financial
         Statements or in eliminating such provision, or was taken into account as an asset in the Financial Statements;

(b) the use or set off of any relief which arises in respect of an event occurring after Completion Date in circumstances where, but for such use or set off, the Company or any Subsidiary would have had an actual tax liability in respect of which it would have been able to make a claim against the Covenantors under this Deed; and

(c) the loss by the Company or any Subsidiary of a right to repayment of tax which right was taken into account as an asset in preparing the Financial Statements, or the set off of any right to repayment of tax against any actual tax liability in respect of which the Company or any Subsidiary would, but for that set off, have been able to make a claim against the Covenantors under this Deed;

and, in any case falling within any of paragraphs (a), (b) and (c) above, the amount that is to be treated for the purposes of this Deed as a tax liability of the Company or the Subsidiary shall be determined as follows:

(i) in a case which falls within paragraph (a) or (b) above and where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against tax, the tax liability shall be the amount of that relief so lost, used or set off;

(ii) in a case which falls within paragraph (a) or (b) above and where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against income, profits or gains, the tax liability shall be, in the case of a relief which is used or set off, the amount of tax saved thereby and, in the case of a relief which is lost, the amount of tax which but for such loss would have been saved by virtue of the relief so lost, ignoring for this purpose the effect of reliefs (other than deductions in computing profits for the purpose of tax) arising in respect of an event occurring or period ending after Completion; and

(iii) in a case which falls within paragraph (c) above, the tax liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph;

1.3 Any reference to income, profits or gains EARNED, ACCRUED OR RECEIVED on or before a particular date or in respect of a particular period shall include income, profits or gains which for tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.



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1.4      Any reference to something occurring (including a tax liability arising) in THE ORDINARY COURSE OF BUSINESS shall, without prejudice to the generality thereof, be deemed not to include:

(a) anything which involves, or leads directly or indirectly to, the receipt by the Company or any Subsidiary of a tax claim in respect of any liability to tax of, or properly attributable to, another person, firm or company (other than the Company or any Subsidiary);

(b) anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

(c) anything which relates to or involves the making of a distribution for tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other company for any tax purposes.

1.5 Any reference to an EVENT OCCURRING ON OR BEFORE THE COMPLETION DATE shall be deemed to include a series or combination of events provided the first event shall have occurred on or before Completion and any other events shall arise directly from the first event and would not otherwise have so arisen.

1.6 Persons shall be treated as CONNECTED for the purposes of this Deed if they are connected within the meaning of section 839 of the Taxes Act.

1.7 The rule known as the ejusdem generis rule shall not apply and accordingly:

(a) general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.8      The headings in this Deed shall not affect its interpretation.

COVENANT

2. Subject to clause 3 below, the Covenantors hereby jointly and severally covenant with the Purchaser (for itself and as trustee for its successors in title) to pay to the Purchaser an amount equivalent to):


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2.1      any tax liability arising in respect of, by reference to or in consequence of:

(a) any income, profits or gains earned, accrued or received on or before Completion;

(b)      any event which occurs or occurred on or before Completion; and

2.3 any tax liability which the Company or any Subsidiary is or becomes required to discharge by virtue of its relationship at any time before Completion with any person (other than the Company or any Subsidiary) and for which that other person is primarily liable.

EXCLUSIONS

3.1 The covenant contained in clause 2 shall not cover any tax liability to the extent that:

(a) provision or reserve in respect of that tax liability has been made in the Financial Statements (or the tax liability has been noted therein) or in the Management Accounts; or

(b) the tax liability arises in respect of or by reference to any income, profits or gains earned in respect of the period, or any event occurring, between the Balance Sheet Date and Completion and which arises in the ordinary course of business of the Company or the Subsidiary to which the tax liability relates.

3.2 The provisions of Article 10 of the Share Purchase Agreement shall apply to limit the liability of the Covenantors to the Purchaser under this Deed and shall be deemed incorporated herein.

COSTS AND EXPENSES

4. The covenant contained in this Deed shall extend to all costs and expenses incurred by the Purchaser in connection with a claim under this Deed or in connection with the subject matter of any such claim.

WITHHOLDINGS

5. All sums payable by the Covenantors under this Deed shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Covenantors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser, the Company or the Subsidiary concerned under this Deed will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.


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TAX ON COVENANT PAYMENTS

6. If any tax authority brings into charge to tax any sum paid to the Purchaser under this Deed (including in circumstances where any relief is available in respect of such charge to tax), then the Covenantors shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Deed.

DUE DATE OF PAYMENT AND INTEREST

7.1 Where a claim under this Deed relates to a liability to make or suffer an actual payment or increased payment of tax or an amount in respect thereof (including, without limitation, any case where a payment under this Deed itself results in further tax becoming due), the Covenantors shall pay to the Purchaser the amount claimed under this Deed in respect of that tax claim on or before the date which is the later of the date ten Business Days after demand is made therefor by or on behalf of the claimant and the fifth Business Day prior to the first date on which the tax in question becomes recoverable by the tax authority or person demanding the same. Provided that, if the date on which the tax can be recovered is deferred following application to the appropriate authority and the Covenantors indemnify and secure the Purchaser to its reasonable satisfaction in respect of the tax that is so deferred, the date for payment by the Covenantors shall be the earlier of the date on which the tax becomes recoverable by the relevant tax authority (notwithstanding any initial deferral) and such date when the amount of tax is finally and conclusively determined. For this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made or a decision of a court or tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

7.2 Where a claim under this Deed relates to the loss or set off of a right to a repayment of tax, the Covenantors shall pay to the Purchaser the amount claimed under this Deed in respect of that tax claim on or before the date which is the later of the date ten Business Days after demand is made therefor by or on behalf of the claimant and the date when such repayment would have been due were it not for such loss or setting off.

7.3 Where a claim under this Deed relates to the loss, use or set off of any relief, the Covenantors shall pay to the Purchaser the amount claimed under this Deed in respect of that tax claim on or before the date which is the later of the date ten Business Days after demand is made therefor by or on behalf of the claimant, and (a) in the case of a relief which is used or set off, the date on which the tax saved thereby would otherwise have become recoverable by the relevant tax authority, or (b) in the case of a relief which is lost, the date on which the tax which but for such loss would have been saved by virtue of such


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relief becomes recoverable by the relevant tax authority, or would have become so recoverable if the effect of reliefs (other than deductions in computing profits for the purposes of tax) arising in respect of an event occurring or period ending after Completion were ignored.

7.4 Any sum not paid by the Covenantors or to the Covenantors on the due date for payment specified under this Deed shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2 per cent. per annum over the base rate of Barclays Bank plc (or in the absence of such rate at such similar rate as the Purchaser, or the Covenantors (as the case may be) shall select) from the due date to and including the day of actual payment of such sum, compounded quarterly. Such interest shall be paid on the demand of the Purchaser or the Covenantors (as the case may be).

ILLEGALITY

8. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

WAIVER

9. No delay or omission of the Purchaser in exercising any right or power hereunder shall impair such right or power or be construed as a waiver thereof and any single or partial exercise of any such right or power shall not preclude the further exercise of any right or power. The rights and remedies of the Purchaser provided in this Deed are cumulative and not exclusive of any rights and remedies provided by law.

ASSIGNMENT

10. The whole or any part of the benefit of this Deed may be assigned by the Purchaser to the intent that the covenant given under this Deed shall enure for the benefit of their successors and assigns.

NOTICES

11.1 Any notice under this Deed shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by telex, facsimile, prepaid recorded delivery or registered post to the address and attention of the relevant party set out in clause 11.2 (or as otherwise notified from time to time hereunder or pursuant to the Share Purchase Agreement). Any notice so served shall be deemed to have been received:

(a) in the case of telex or facsimile, twelve (12) hours after the time of dispatch;


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(b)      in the case of recorded delivery or registered post, forty eight (48)
         hours from the date of posting.

11.2 The addresses of the parties for the purposes of clause 11.1 are as follows:


THE COVENANTORS:

Address                 Vivier Hanquet 10
                        1390 Grez Doiceau
                        Belgium


For the attention of:   Mr Henk Kruithof
Facsimile:              32 10 84 10 00


THE PURCHASER:          SITEL Corporation

Address                 13215 Birch Street
                        Suite 100
                        Omaha, NE 68164


For the attention of:   Barry Majors, Chief Financial Officer
Facsimile:              (402) 498 2699


GOVERNING LAW

12.1 This Deed shall be governed by and construed in accordance with the laws of England.

12.2 Each of the parties hereto irrevocably submits, for the benefit of the others, to the non-exclusive jurisdiction of the courts of England.

COUNTERPARTS

13. This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS whereof this Deed has been executed the day and year first before written.


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                                      SCHEDULE 1

                                  (THE COVENANTORS)

                                    Merit Group NV
                                  Burmel Holding NV
                                      Ray F Pipe
                                  Peter L R Godfrey
                                   Andrew J Tillard
                                   Martin J Shields
                                     M E O Bilton
                                      K M Mather
                                      J C White
                                       G Hurley
                               The Hon T A Fitzherbert


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EXECUTED and DELIVERED as a       )
DEED by SITEL CORPORATION         )    BARRY S. MAJOR
acting by its President and Chief )
Financial Officer:                )    MICHAEL P. MAY


EXECUTED and DELIVERED            )
as a DEED by MERIT GROUP NV       )    HENDRICUS KRUITHOF
acting by two managing directors: )



EXECUTED and DELIVERED            )
as a DEED by                      )
BURMEL HOLDING NV                 )    HENDRICUS KRUITHOF
acting by two managing directors: )



SIGNED AS A DEED AND              )
DELIVERED BY RAY F PIPE           )    RAYMOND FRANCIS
IN THE PRESENCE OF:               )    PIPE


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


SIGNED AS A DEED AND              )
DELIVERED BY                      )    PETER LEA RACE
PETER L R GODFREY                 )    GODFREY
IN THE PRESENCE OF:               )


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


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SIGNED AS A DEED AND              )
DELIVERED BY                      )    ANDREW JOHN TILLARD
ANDREW J TILLARD                  )
IN THE PRESENCE OF:               )


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


SIGNED AS A DEED AND              )
DELIVERED BY                      )    MARTIN JAMES SHIELDS
MARTIN J SHIELDS                  )
IN THE PRESENCE OF:               )


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


SIGNED AS A DEED AND              )    PETER LEA RACE
DELIVERED BY                      )    GODFREY under his
M E O BILTON                      )    power of attorney on
IN THE PRESENCE OF:               )    behalf of MARGOT
                                       ELIZABETH OLIVE
                                       BILTON


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


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SIGNED AS A DEED AND              )    PETER LEA RACE
DELIVERED BY K M MATHER           )    GODFREY under his
IN THE PRESENCE OF:               )    power of attorney on
                                       behalf of KATHERINE
                                       MARY MATHER


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


SIGNED AS A DEED AND              )    PETER LEA RACE
DELIVERED BY J C WHITE            )    GODFREY under his
IN THE PRESENCE OF:               )    power of attorney on
                                       behalf of JAMES
                                       CHRISTOPHER WHITE


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


SIGNED AS A DEED AND              )
DELIVERED BY G HURLEY             )    GLENN HURLEY
IN THE PRESENCE OF:               )


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
                        London  EC4Y 1HS


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SIGNED AS A DEED AND              )    PETER LEA RACE
DELIVERED BY                      )    GODFREY under his
THE HON T A FITZHERBERT           )    power of attorney on
IN THE PRESENCE OF:               )    behalf of
                                       THOMAS ALISTAIR
                                       FITZHERBERT


Witness -     Name:     ALISON E BYRNE


              Address:  65 Fleet Street
              London  EC4Y 1HS